SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

MiMedx Group, Inc.

(Name of Registrant as Specified In Its Charter)

Parker H. Petit

David J. Furstenberg

Shawn P. George

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 12, 2019, Parker H. “Pete” Petit, David J. Furstenberg and Shawn P. George issued a press release (the “Press Release”) to shareholders of MiMedx Group, Inc. A copy of the Press Release can be found on their website, www.MiMedxBoardProxy.com, and is attached herewith as Exhibit 1.

Exhibit 1

MIMEDX SHAREHOLDER GROUP CALLS OUT SIGNIFICANT DROP

IN MIMEDX’S PROFITABILITY SINCE THE ORIGINAL CEO & COO

WERE ASKED TO LEAVE THE COMPANY ON JUNE 30TH, 2018

MARIETTA, Ga.--(BUSINESS WIRE)--

Mimedx Shareholder Group issued the following statement to fellow shareholders of Mimedx Group, Inc. (OTC PINK: MDXG) ('MiMedx"):

MiMedx Group, Inc. just announced the signing of an agreement for a $75 million line of credit.  The documents that the Company had to publish included for the first time its earnings before interest, taxes, depreciation and amortization (EBITDA) since the second quarter of 2018.  EBITDA is a measure of company profitability and potential cash flow.

In the Company’s disclosure, the EBITDA for the second quarter of 2018 was $24.8 million.  EBITDA has continued to drop each quarter.  And, for the first quarter of 2019, it was down to $7.1 million.  When the full financials are published, we believe you will find that is because of significant revenue deterioration and exorbitant costs related to legal, accounting and consulting expenses.

This deterioration in profitability took place in spite of the Board’s authorizing a 24% cut in the employee base, including sales personnel, on December 5th, 2018.  That decision was supposed to result in improvements in EBITDA and cash flow.  This is another example of destructive business decisions coming from this Board and the lack of experienced executive management.

While we are not privy to the exact revenue figures for the second quarter of 2018, we note that the Company published a press release in early June of 2018 stating that it expected to exceed the upper end of the revenue guidance for that quarter.  This would have put the revenue in excess of $98 million.  With this $24.8 million EBITDA, that would put the EBITDA margin at 25.3% of revenues.  During that quarter, the start-up costs associated with the investigation were included.  Therefore, without the investigation activity, the Company’s EBITDA would have certainly approached 30%.  Those are the numbers that previous management, CEO Petit and COO Taylor, had committed to as an immediate term objective.  This clearly demonstrates what happens when a fast-growth highly complex biotechnology business enterprise is taken over by an inexperienced Board, and they delegate to inexperienced management.

This is the point that our previous press releases have tried to make in terms of the value of very experienced operating executives on the Board of Directors as well as managing a Company of this nature.  Shareholders should seriously consider these very important metrics that MiMedx just published in terms of considering, not only their lack of performance and destructive decisions related to the progress of the Company, but also to the experience of persons that will be needed on the management team and in the Board room.

Vote for the nominees on the WHITE card and the two key proposals to ensure Board responsiveness to shareholders.  If you have already voted on the blue card, call our proxy solicitor at (877) 972-0090 to understand how to quickly change your vote.  We thank you for your investment and the confidence in MiMedx.

Contact:

Proxy Solicitor:

InvestorCom

Toll-Free: (877) 972-0090

Banks and Brokers Call Collect: (203) 972-9300

info@investor-com.com

Legend

Parker H. Petit (“Mr. Petit”), David J. Furstenberg, and Shawn P. George (collectively, the “Nominees” or the “Participants”) have filed a definitive proxy statement and supplements to the definitive proxy statement with the Securities and Exchange Commission (the “SEC”), along with an accompanying WHITE proxy card to be used in connection with the Participants’ solicitation of proxies from the shareholders of MiMedx Group, Inc. (the “Company”) for use at the Company’s 2018 annual meeting of shareholders. All shareholders of the Company are advised to read the foregoing proxy materials because they contain important information, including additional information related to the Participants. The definitive proxy statement and supplements and an accompanying proxy card will be furnished to some or all of the Company’s shareholders and are, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/ and at www.MiMedxBoardProxy.com.

Information about the Participants and a description of their direct or indirect interests by security holdings are contained in the definitive proxy statement on Schedule 14A filed by Mr. Petit with the SEC on May 28, 2019. This document can be obtained free of charge from the sources indicated above.